Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES NOVEMBER CASH DISTRIBUTION

DALLAS, Texas, November 19, 2012 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $.069152 per unit, payable on December 14, 2012, to unit holders of record on November 30, 2012. Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com/.

This month’s distribution decreased from the previous month due to decreased production of both oil and gas, offset by a slight increase of prices for both oil and gas. An additional prior period adjustment of approximately $153,000 also reduced the distribution this month.

Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 33,455 bbls and 72,139 Mcf. The average price for oil was $89.99 per bbl and for gas was $4.76 per Mcf. This would primarily reflect production for the month of September for oil and the month of August for gas. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Approximately six workover wells were completed in the month of October. In addition, one horizontal well was completed in September. Capital expenditures were approximately $2,621,200. The numbers provided reflect what was net to the Trust.

The Trustee continues to evaluate the claim of $4,542,547 overpayment that was recouped by ConocoPhillips back in September and October 2011.

	Net to Trust Sales Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	33,455	72,139	$89.99	$4.76	**
Prior Month	37,395	104,985	$88.54	$4.10	**

**	This pricing includes sales of gas liquid products.

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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll Free – 1.877.228.5085